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                                                                       EXHIBIT 5


                       [LETTERHEAD OF STANLEY S. STROUP]




November 25, 1997



Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

Pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), Norwest Corporation (the "Corporation") is proposing to register under the Securities Act of 1933, as amended (the "Securities Act"), 10,000,000 shares of its common stock, par value $1-2/3 per share (the "Shares"). I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

  1. The Corporation is a corporation duly organized and existing under the laws of the state of Delaware.

  2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              /s/ Stanley S. Stroup